Exhibit 10.3

XTANT MEDICAL HOLDINGS, INC.
664 Cruiser Lane
Belgrade, Montana 59714

August __, 2022

Via Email

Mr. Stavros G. Vizirgianakis

273 Hillcrest Ln

Oyster Bay, New York 11771

Dear Stavros:

In connection with that certain Securities Purchase Agreement dated as of August 23, 2022 among Xtant Medical Holdings, Inc. (the “Company) and the purchasers party thereto (the “Purchase Agreement”), including you (the “Nominee”), the Board of Directors (the “Board”) of the Company is considering expanding the size of the Board by one (1) position, nominating you to fill the newly-created position on the Board, and electing you to the position of Chairman of the Board, in each case effective upon completion of the First Closing, as defined under and pursuant to the Purchase Agreement (the “First Closing”). Subject to the Nominee’s agreement with the terms and conditions set forth in this letter agreement (the “Letter Agreement”), the Board has instructed me to inform you that it will vote to expand the size of the Board by one (1) position, appoint the Nominee to fill the newly-created position and elect the Nominee to the position of Chairman of the Board.

Terms used but not defined in this Letter Agreement have the meanings set forth in Exhibit A to this Letter Agreement.

1.	Directorship.

(a)	In connection with the First Closing, the Board shall create a vacancy by expanding the size of the Board by one (1) position and elect the Nominee as a member of the Board in order to fill such vacancy effective upon completion of the First Closing. Subsequently, the Board shall nominate the Nominee for election to the Board at any annual or special meeting of stockholders of the Company at which directors are to be elected, subject to Section 11 of this Letter Agreement.

(b)	The Board shall elect the Nominee to the position of Chairman of the Board effective upon completion of the First Closing and at each annual or special meeting of stockholders of the Company at which directors are elected thereafter, subject to Section 11 of this Letter Agreement.

(c)	The Nominee, upon election to the Board, will serve on the same basis as all other non-employee directors of the Company.

(d)	The Nominee shall comply in all material respects with the Company’s corporate governance guidelines, code of business conduct and ethics, confidentiality and trading policies and guidelines and any other policies applicable to all other non-employee directors of the Company, as in effect from time to time; provided that nothing therein shall contradict Section 2 hereof.

(e)	The Nominee shall be entitled to receive similar compensation, benefits, reimbursement (including of travel expenses), indemnification and insurance coverage for his service as a director as the other non-employee directors of the Company. For so long as the Company maintains directors’ and officers’ liability insurance, the Company shall include the Nominee as an “insured” for all purposes under such insurance policy for so long as the Nominee is a director of the Company and for the same period as for other former directors of the Company when the Nominee ceases to be a director of the Company.

(f)	So long as the Nominee has the right to serve as a member of the Board pursuant to this Letter Agreement, the Board shall take such action as is reasonably necessary to cause the exemption of any acquisition or disposition of Common Stock by the Investor from the liability provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 16b-3 so long as such exemption is not prohibited by applicable law. For the avoidance of doubt, the Company shall pass one or more exemptive resolutions by the Board each time there is any purported acquisition or disposition of Common Stock by the Nominee with requisite specificity to exempt from the liability provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 16b-3.

2.	Corporate Opportunities. It is understood and accepted by the parties that the Nominee, and his Affiliates, may have interests in other business ventures which may be in conflict with the activities of the Company and its Subsidiaries and that nothing in this Letter Agreement shall limit the respective current or future business activities of the Nominee, or any of his Affiliates, whether or not such activities are competitive with those of the Company and its Subsidiaries. Each of the parties acknowledges that corporate and investment opportunities may from time to time come to the attention of the Nominee, or his Affiliates, and their respective officers, directors, managers, stockholders, members, partners or employees. The Company, on its own behalf and on behalf of each of its Subsidiaries, renounces such corporate and investment opportunities, other than such opportunities regarding orthobiologics products that are directly competitive with the business of the Company and known to the Nominee, provided that such opportunities came to the attention of the Nominee other than as a result of his position as a director of the Company.

3.	Condition Precedent to the Obligations of the Company. The obligation of the Company to nominate the Nominee to the Board pursuant to this Letter Agreement is subject to the satisfaction or waiver by the Company of the following condition:

(a)	The First Closing shall have occurred; and
(b)	The Nominee shall have executed and delivered to the Company a Director’s and Officer’s Questionnaire in the form of Exhibit B hereto (the “Questionnaire”).

4.	Entire Agreement. This Letter Agreement, together with the Purchase Agreement and Questionnaire, contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.	Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address specified for the relevant receiving party on the signature pages to this Letter Agreement prior to 5:30 p.m. (in the time zone of the receiving party) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address specified for the relevant receiving party on the signature pages to this Letter Agreement on a day that is not a Business Day or later than 5:30 p.m. (in the time zone of the receiving party) on any Business Day, (c) the third Business Day following the date of deposit with an internationally recognized overnight courier service for delivery on the following Business Day, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses, facsimile numbers and email addresses for such notices and communications are those set forth on the signature pages hereof, or such other address or facsimile number as may be designated in writing hereafter, in the same manner, by any such Person.

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6.	Applicable Law; Jurisdiction; Etc.

(a)	This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b)	Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue in any state court within the State of Delaware (or, if a state court located within the State of Delaware declines to accept jurisdiction over a particular matter, any court of the United States located in the State of Delaware) in connection with any matter based upon or arising out of this Letter Agreement or the transactions contemplated hereby and agrees that process may be served upon such party in any manner authorized by the laws of the State of New York or in such other manner as may be lawful, and that service in such manner shall constitute valid and sufficient service of process. Each party hereto waives and covenants not to assert or plead any objection that such party might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Letter Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

(c)	EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE ACTIONS OF A PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

7.	Survival. The agreements and covenants contained herein shall survive the execution of this Letter Agreement.

8.	Execution. This Letter Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

9.	Binding Effect. This Letter Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by, the parties and their permitted successors and assigns. Notwithstanding the foregoing, the Nominee may not assign his rights or obligations under this Letter Agreement.

10.	Amendments; Waiver; Consents. No amendment or waiver of any provision of this Letter Agreement nor consent to any departure therefrom shall in any event be effective unless the same shall be in writing and signed by the Nominee and the Company, and then such amendment or waiver shall be effective only in the specific instance and for the specific purpose for which given, and shall not operate as a waiver of, or estoppel with respect to, any subsequent or other breach of such provision or be deemed to be or constitute a waiver of any other provision hereof. The failure by a party to insist upon strict adherence to any provision of this Letter Agreement on one or more occasions shall not be considered a waiver or deprive it of the right thereafter to insist upon strict adherence to that provision or any other provision of this Letter Agreement. Whenever this Letter Agreement requires a permit or consent by or on behalf of either party hereto, such consent shall be effective only if given in writing in a manner consistent with the requirements for a waiver of compliance as set forth above.

11.	Term; Termination. The obligations set forth in Section 1 hereof shall terminate on the earlier of (i) the date on which the Nominee or his Affiliates ceases to hold a number of shares of Common Stock equal to at least 75% of the number of Issued Common Shares, (ii) the second anniversary of the Second Closing Date; or (iii) upon written notice of the Nominee to the Company of his termination of this Letter Agreement or resignation from the Board.

12.	Headings. The Section headings contained in this Letter Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Letter Agreement.

13.	Construction. This Letter Agreement shall not be construed for or against any party to this Letter Agreement because that party or its legal representative drafted all or any part of this Letter Agreement.

Kindly evidence your agreement with the foregoing by signing this Letter Agreement where indicated below and returning it with the completed Questionnaire to the undersigned.

[Signature Page Follows]

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Sincerely,

XTANT MEDICAL HOLDINGS, INC.

By:
Name	Sean E. Browne
Title	President and Chief Executive Officer
Address:	664 Cruiser Lane
Belgrade, Montana 59714
Facsimile:
Email:	sbrowne@xtantmedical.com

ACCEPTED AND AGREED TO AS OF

THE DATE FIRST SET FORTH ABOVE:

Stavros G. Vizirgianakis

Address:	273 Hillcrest Ln
Oyster Bay, New York 11771

Facsimile:
Email:

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Exhibit A

Definitions

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with a Person, as such terms are used in and construed under Rule 144 of the Securities Act of 1933, as amended.

“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in the City of New York are authorized or required by Law to remain closed.

“Common Stock” means the common stock of the Company, par value $0.000001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“First Closing” shall have the meaning ascribed thereto in the Purchase Agreement.

“Issued Common Shares” means the shares of Common Stock actually purchased by the Nominee at the First Closing and Second Closing pursuant to the Purchase Agreement, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions relating to the Common Stock (but, for the avoidance of doubt shall not include the shares of Common Stock issuable upon exercise of warrants issued under the Purchase Agreement).

“Person” means an individual, any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), branch office, firm or other enterprise, association, organization or entity (including a “person” as defined in Section 23(d)(3) of the Securities Exchange Act of 1934, as amended) or governmental entity or body.

“Second Closing” shall have the meaning ascribed thereto in the Purchase Agreement.

“Second Closing Date” shall have the meaning ascribed thereto in the Purchase Agreement.

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Exhibit B

Questionnaire

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